EXHIBIT 5.1


                            GRAUBARD MOLLEN & MILLER
                                600 Third Avenue
                               New York, NY 10016





                                                     February 7, 1997




Global Telecommunication Solutions, Inc.
5697 Rising Sun Avenue
Philadelphia, PA 19120

                  Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

                  We have acted as counsel to you in connection with the purchase and offering by Global Telecommunication Solutions, Inc. ("Company"), of up to 1,937,427 shares ("Shares") of the Company's Common Stock, $.01 par value per share, pursuant to options which have been or may be granted under the Company's 1994 Performance Equity Plan and certain other employee benefit plans (the "Plans").

                  In such capacity, we have examined, signed and conformed copies of the Registration Statement on Form S-8 relating to the Shares filed by the Company with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended ("Securities Act") on February 7, 1997, (hereinafter referred to as the "Registration Statement"), and have examined the Prospectus dated February 7, 1997 relating to the Shares ("Prospectus"). We have also examined, among other documents, signed copies of the Stock Option Agreements between the Company and the grantees of options under the Plans, copies of the Certificate of Incorporation, as amended, and By-Laws of the Company, as amended, and copies of resolutions adopted by the Company's Board of Directors relating, among other things, to the authorization and sale of the Shares. In addition, we have examined and relied upon, to the extent we deemed such reliance proper, certificates of officers and directors of the Company, certificates of certain public officials and such other records and documents as we have considered necessary and proper in order that we may render the opinion hereinafter set forth. We have assumed the authenticity of such Certificate of Incorporation, as amended, By-Laws, as amended, resolutions, certificates, records and other documents examined by us and the correctness of all statements of fact contained therein, and nothing has come to our attention which indicates that such documents and other items are not authentic or correct. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals and the conformity to originals of all documents presented to us as conformed or reproduced documents. We have not examined the certificates for the Shares other than specimens thereof.

                  As members of the Bar of the State of New York, we do not purport to be experts in the laws of any jurisdiction other than the State of New York and with respect to the federal laws of the United States.



                                      II-8

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Global Telecommunication Solutions, Inc.
February 7, 1997
Page 2


                  Based on the foregoing, we are of the opinion that the Shares being offered pursuant to the Stock Option Agreements and the terms of the Plans have been duly authorized and, when issued and delivered against payment therefor, as contemplated by the Registration Statement and the Stock Option Agreements, will be validly issued and fully paid and nonassessable.

                  This letter is being delivered to you solely for your benefit and may not be relied upon in any manner by any other person.

                                                     Very truly yours,

                                                   /s/ Graubard Mollen & Miller

                                                     GRAUBARD MOLLEN & MILLER


                                      II-9

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